EXHIBIT 23.01

 Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-166173, 033-46124, 333-25129, and 333-78879) of General Employment Enterprises, Inc. (“GEE”) of our report dated January 13, 2014, relating to the consolidated financial statements of  GEE, which appears in the Form 10-K of GEE for the years ended September 30, 2013 and 2012.

/s/ FRIEDMAN LLP

New York, New York
January 13, 2014